                                                                     EXHIBIT 3.5



                                     SECOND
                                   AMENDMENT
                                       TO
                          SECOND AMENDED AND RESTATED
                       AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                              VORNADO REALTY L.P.

                    --------------------------------------

                           Dated as of April 1, 1998

                    --------------------------------------

     THIS SECOND AMENDMENT, dated as of April 1, 1998, to the Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P. (the "Agreement"), a Delaware limited partnership (the "Partnership") is hereby adopted by Vornado Realty Trust, a Maryland real estate investment trust (defined therein as the "General Partner"), as the general partner of the Partnership. For ease of reference, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Agreement.

     WHEREAS, the Partnership was formed under the name "Mendik Real Estate Group, L.P." on October 2, 1996, and, on October 2, 1996, the Partnership adopted an Agreement of Limited Partnership;

     WHEREAS, on November 7, 1996, the general partner of the Partnership changed the Partnership's name to "The Mendik Company, L.P." and, in connection therewith, caused a Certificate of Amendment to the Certificate of Limited Partnership of the Partnership to be filed in the office of the Delaware Secretary of State on November 8, 1996;

     WHEREAS, as of April 15, 1997, the General Partner, certain of affiliates of the General Partner, FW/Mendik REIT, L.L.C., a Delaware limited liability company, and The Mendik Company, Inc., a Maryland corporation, recapitalized the Partnership and, in connection therewith, entered into a First Amended and Restated Agreement of Limited Partnership, dated as of April 15, 1997 (the "Prior Agreement"), and in connection therewith filed a Certificate of Amendment to the Certificate of Limited Partnership of the Partnership in the office of the Delaware Secretary of State, which filing was made on April 15, 1997;

     WHEREAS, effective as of October 20, 1997, the General Partner caused the Partnership to issue and distribute to each Person who was a Limited Partner on October 15, 1997, an additional Common Partnership Unit for each Common Partnership Unit (and in the same Class) that was owned by such Person on October 15, 1997 and, in connection therewith, the General Partner amended and restated the Prior Agreement in the form of the Agreement.

     WHEREAS, as of December 16, 1997 the first Amendment to the Agreement was adopted by the Partnership in connection with the acquisition of Arbor Property Trust;

     WHEREAS, as of January 23, 1998, the Contribution Agreement (the "Contribution Agreement") between Vornado Realty Trust, Vornado Realty L.P. ("Vornado Realty Group") and the contributors signatory thereto, Merchandise Mart Properties, Inc. (DE) and Merchandise Mart Enterprises, Inc. (the "MM Contributors") was entered into;

     WHEREAS, as of the date of this Second Amendment, Vornado Realty Trust or the Partnership is acquiring, by contribution, sale and/or transfer, pursuant to the Contribution Agreement, certain assets previously owned by the MM Contributors and, in connection with that contribution, sale and/or transfer, is issuing 200,000 and 699,566 Series B-1 Convertible Preferred Units of Beneficial Interest, no par value, $50.00 liquidation preference, to Washington Design Center, L.L.C. and Merchandise Mart Owners, L.L.C., respectively, and 100,000 and 349,783 Series B-2 Restricted Preferred Units of Beneficial Interest, no par value, $50.00 liquidation preference, to Washington Design Center, L.L.C. and Merchandise Mart Owners, L.L.C., respectively, in exchange for certain of the interests set forth in Section 1.1 of the Contribution Agreement;

     WHEREAS, pursuant to the Contribution Agreement and concurrently herewith, the Partnership is issuing 395,967 Class A Units to Merchandise Mart Enterprises, L.L.C., 603,948 Class A Units to World Trade Center Chicago, L.L.C., and 65,807 Class A Units to Washington Design Center, L.L.C.;

     WHEREAS, the General Partner has determined that it is in the best interest of the Partnership to amend the Agreement to reflect the issuance of the above-referenced Series B-1 Convertible Preferred Units, Series B-2 Restricted Preferred Units and the Class A Units;

     WHEREAS, Section 14.1.B of the Agreement grants the General Partner power and authority to amend the Agreement without the consent of any of the Partnership's limited partners if the amendment does not adversely affect or eliminate any right granted to a limited partner pursuant to any of the provisions of the Agreement specified in Section 14.1.C or Section 14.1.D of the Agreement as requiring a particular minimum vote; and

     WHEREAS, the General Partner has determined that the amendment effected hereby does not adversely affect or eliminate any of the limited partner rights specified in Section 14.1.C or Section 14.1.D of the Agreement;

     NOW, THEREFORE, the General Partner hereby amends the Agreement as follows:

     1. Exhibit I, attached hereto as Attachment 1, is hereby incorporated into the Agreement and made a part thereof.

     2. Section 4.2 of the Agreement is hereby supplemented by adding the following paragraph to the end thereof:

     "G. Issuance of Series B-1 Convertible Preferred Units and Series B-2 Restricted Preferred Units. In consideration of the contribution on April 1, 1998 of the interests set forth in Section 1.1 of the Contribution Agreement (the "MM Contribution Agreement") between Vornado Realty Trust, Vornado Realty L.P. and the contributors signatory thereto, Merchandise Mart Properties, Inc. (DE) and Merchandise Mart Enterprises, Inc. (the "Contributors") contributed, sold and/or transferred to the Partnership by the MM Contributors pursuant to the Contribution Agreement, the Partnership will issue to Washington Design Center, L.L.C. and Merchandise Mart Owners, L.L.C. 200,000 and 699,566, respectively, of a series of Preference Units designated as the "Series B-1 Convertible Preferred Units" (as defined in Exhibit I hereto) and 100,000 and 349,783, respectively, of a series of Preference Units designated as the "Series B-2 Restricted Preferred Units (as defined in
        Exhibit I hereto). The terms of the Series B Preferred Units and Series B-2 Restricted Preferred Units are set forth in Exhibit I attached hereto and made part hereof."

        3. In making distributions pursuant to Section 5.1(b) of the Agreement, the General Partner of the Partnership shall take into account the provisions of Section 2.B. of new Exhibit I of the Agreement, including, but not limited to, Section 2.B. hereof.

        4. Section 8.6 of the Agreement is hereby supplemented by adding the following paragraph to the end thereof:

                "G. Series B Preferred Unit Exception. Section 8.6A of this Agreement shall not apply to Series B Preferred Units, as defined in Exhibit I hereto."

        5. Exhibit A of the Agreement is hereby deleted and is replaced in its entirety by new Exhibit A attached hereto as Attachment 2.

        6. Except as expressly amended hereby, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.



                                        VORNADO REALTY TRUST


                                        By:  /s/ Joseph Macnow
                                             -----------------------------
                                             Joseph Macnow
                                             Executive Vice President of
                                               Finance and Administration

                                                                    Attachment 1

                                   EXHIBIT I
                   DESIGNATION OF THE PREFERENCES, CONVERSION
                 AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS,
           LIMITATIONS AS TO DISTRIBUTIONS, QUALIFICATIONS AND TERMS
                          AND CONDITIONS OF REDEMPTION

                                     OF THE

                     SERIES B-1 CONVERTIBLE PREFERRED UNITS

                                   AND OF THE

                     SERIES B-2 RESTRICTED PREFERRED UNITS


1.       Definitions.

         In addition to those terms defined in the Agreement and Exhibits thereto, the following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary or if such terms defined in this Exhibit I are defined differently elsewhere in the Agreement or in an Exhibit thereto (in which case such definition provided in this Exhibit I shall only apply for purposes of defined terms used in this Exhibit I), apply to the terms used in the Agreement and Exhibits thereto including this Exhibit I:

         "Common Shares" shall mean the common shares of beneficial interest of the General Partner, par value $.04 per share.

         "Contribution Agreement" shall mean the Contribution Agreement dated as of January 23, 1998, between Vornado Realty Trust, Vornado Realty L.P., the contributors signatory thereto, Merchandise Mart Properties, Inc. (DE) and Merchandise Mart Enterprises, Inc., as amended.

         "Conversion Price" shall mean the conversion price per Class A Unit for which the Series B Preferred Units may be convertible, as such Conversion Price may be adjusted pursuant to the terms of the Series B Preferred Units. The initial conversion price shall be $54.7050 (equivalent to a conversion rate of 0.9140 Class A Units for each Series B Preferred Unit).

         "Current Market Price" of publicly traded Common Shares or any other class of shares of beneficial interest or other security of the General Partner or any other issuer for any day shall mean the last reported sales price, regular way, on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange ("NYSE") or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the NASDAQ National Market or, if such security is not quoted on such NASDAQ National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Chief Executive Officer of the General Partner or the Board of Trustees.

         "Distribution Payment Date" shall mean the first calendar day of January, April, July and October, in each year, commencing on July 1, 1998; provided, however, that if any Distribution Payment

Date falls on any day other than a Unit Business Day, the dividend payment due on such Distribution Payment Date shall be paid on the first Unit Business Day immediately following such Distribution Payment Date.

        "Distribution Periods" shall mean quarterly distribution periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the Initial Distribution Period).

        "Initial Distribution Period" shall mean the quarterly distribution period commencing on January 1, 1998 and including March 31, 1998.

        "Nongovernmental Account" shall mean an account established by the Partnership in which the Partnership will deposit amounts which the Partnership may use to make distributions to holders of units of the Partnership but shall not contain any amounts derived from contracts with "the United States or any agency thereof" as such terms are used in 18 U.S.C. Sections 431-433, 41
U.S.C. Section 22 and similar statutes.

        "Series B Preferred Units" shall mean, collectively, the Series B-1 Convertible Preferred Units and the Series B-2 Restricted Preferred Units.

        "Series B-1 Convertible Preferred Unit" means a Partnership Unit issued by the Partnership pursuant to the Contribution Agreement and this Agreement. The Series B-1 Convertible Preferred Units shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as are set forth in this Exhibit I.

        "Series B-2 Restricted Preferred Unit" means a Partnership Unit issued by the Partnership pursuant to the Contribution Agreement and this Agreement. The Series B-2 Restricted Preferred Units shall have the preferences and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as are set forth in this
Exhibit I.

        "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Partnership or the General Partner on behalf of the Partnership in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a distribution by the General Partner, the allocation of funds to be so paid on any series or class of Partnership Units; provided, however, that if any funds for any class or series of Junior Units or any class or series of Partnership Units ranking on a parity with the Series B Preferred Units as to the payment of distributions are placed in a separate account of the Partnership or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series B Preferred Units shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

        "Trading Day" shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the NASDAQ National Market, or if such securities are not quoted on such NASDAQ National Market, in the applicable securities market in which the securities are traded.

        "Unit Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

2.      Terms of the Series B Preferred Units.

        A. Number. As of the close of business on the date hereof, the total number of Series B-1 Convertible Preferred Units issued and outstanding will be 899,566 and the total number of Series B-2 Restricted Preferred Units will be 449,783. The General Partner may issue additional Series B Preferred Units from time to time in accordance with the terms of the Agreement, including Exhibit 1, and in connection with any such additional issuance the General Partner shall revise Exhibit A and Exhibit I to the Agreement to reflect the total number of Series B Preferred Units then issued and outstanding.

        B. Distributors. (i) The holders of the then outstanding Series B-1 Convertible Preferred Units, shall be entitled to receive, when, as and if declared by the General Partner, distributions payable in cash at the rate per annum of $2.50 per Series B-1 Convertible Preferred Unit and the holders of the then outstanding Series B-2 Restricted Preferred Units, shall be entitled to receive, when, as and if declared by the General Partner, distributions payable in cash at the rate per annum of $4.00 per Series B-2 Restricted Preferred Unit (together, the "Annual Distribution Rates"). Such distributions shall be cumulative from January 1, 1998 and shall be payable quarterly, when, as and if authorized and declared by the General Partner, in arrears on Distribution Payment Dates, commencing on the first Distribution Payment Date after the date of issuance of the Series B Preferred Units, provided, however, that all distributions in respect of the Initial Distribution Period shall be paid on the date of issuance of the Series B Preferred Units. Distributions are cumulative from the most recent Distribution Payment Date to which distributions have been paid. Accrued and unpaid distribution for any past Distribution Periods may be declared and paid at any time, without reference to any regular Distribution Payment Date. Distributions on the Series B-2 Restricted Preferred may only be made by the Partnership from the Nongovernmental Account, provided, however, if such account should not contain sufficient cash to fund distributions authorized and declared by the General Partner on the Series B-2 Restricted Preferred Units, such distributions shall accumulate without interest until such time as the Nongovernmental Account contains sufficient cash to pay such cumulative distributions, at which time such distributions shall be made on the Series B-2 Restricted Preferred Units. To the extent distributions are to be paid on the Series B-2 Restricted Preferred Units or there exists accrued and unpaid distributions or any Liquidation Preference or redemption amount thereon under
Section 2D below due to any prior deficiency in the Nongovernmental Account, and funds not derived from contracts with "the United States or any agency thereof" are available for distribution, the Partnership will cause such funds to be deposited in the Nongovernmental Account for such purposes.

        (ii) The amount of dividends payable for each full Distribution Period for the Series B Preferred Units shall be computed by dividing the Annual Distribution Rates by four. The amount of distributions payable for the initial Distribution Period, or any other period shorter or longer than a full Distribution Period, on the Series B Preferred Units shall be computed on the basis of a 360-day year of twelve 30-day months. The holders of the then outstanding Series B Preferred Units shall not be entitled to any distributions, whether payable in cash, property or securities, in excess of cumulative distribution, as herein provided, on the Series B Preferred Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series B Preferred Units that may be in arrears.

        (iii) So long as any Series B Preferred Units are outstanding, no distributions, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any series or class or classes of Parity Units for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Units for all Distribution Periods terminating on or prior to the distribution payment date on such class or series of Parity Units, except in the case of distributions on the Series B-2 Restricted Preferred Units to the extent not paid due to a lack of funds in the Nongovernmental Account. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, except in the case of distributions on the Series B-2 Restricted Preferred Units to the extent not paid due to a lack of funds in the Nongovernmental Account, all distributions declared upon Series B Preferred Units and all distributions declared upon any other series or class or classes of Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series B Preferred Units and such Parity Units.

        (iv) So long as any Series B Preferred Units are outstanding, no distributions (other than distributions paid solely in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Junior Units made in respect of a redemption, purchase or other acquisition of Common Shares made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the General Partner or any subsidiary, or as permitted under Article VI of the Declaration of Trust of the General Partner), for any consideration (or any moneys to be paid to or made available for a sinking fund for the redemption of any such Junior Units) by the General Partner, directly or indirectly (except by conversion into or exchange for Junior Units), unless in each case (a) the full cumulative distributions on all outstanding Series B Preferred Units and any other Parity Units of the Partnership shall have been paid or set apart for payment for all past Distribution Periods with respect to the Series B Preferred Units and all past distribution periods with respect to such Parity Units, except to the extent that distributions on the Series B-2 Restricted Preferred Units are not then able to be paid owing to a lack of funds in the Nongovernmental Account, and (b) sufficient funds shall have been paid or set apart for the payment of the distribution for the current Distribution Period with respect to the Series B Preferred Units and any Parity Units, except to the extent that distributions on the Series B-2 Restricted Preferred Units are not then able to be paid owing to a lack of funds in the Nongovernmental Account.

        C. Liquidation Preference. (i) In the event of any liquidation, dissolution or winding up of the Partnership or the General Partner, whether voluntary or involuntary, before any payment or distribution of the assets of the Partnership shall be made to or set apart for the holders of Junior Units, holders of the Series B Preferred Units shall be entitled to receive Fifty Dollars ($50.00) per Series B Preferred Unit (the "Liquidation Preference") plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to the holders of such units, except in the case of distributions on or the Liquidation Preference of the Series B-2 Restricted Preferred Units to the extent they may not be paid due to a lack of funds in the Nongovernmental Account; but the holders of the Series B Preferred Units shall not be entitled to any further payment, except, to the extent certain distributions (or the Liquidation Preference) were not able to be made on (or paid to) the Series B-2 Restricted Preferred Units due to a deficiency in the Nongovernmental Account, such distributions will be made to the extent funds later become available in the Nongovernmental Account. If, upon any such liquidation, dissolution or winding up of the Partnership or the General Partner, the assets of the Partnership, or proceeds thereof, distributable to the holders of the Series B Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series B Preferred Units and the holders of any such other Parity Units ratably in accordance with the respective amounts that would be payable on such Series B Preferred Units and any such other Parity Units if all amounts payable thereon were paid in full. For the purposes of this Section C, (i) a consolidation or merger of the Partnership or the General Partner with one or more entities, (ii) a statutory share exchange by the Partnership or the General Partner and (iii) a sale or transfer of all or substantially all of the Partnership's or the General Partner's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership or General Partner.

        (ii) Subject to the rights of the holders of Partnership Units of any series or class or classes of shares ranking on a parity with or prior to the Series B Preferred Units upon any liquidation, dissolution or winding up of the General Partner or the Partnership, after payment shall have been made in full to the holders of the Series B Preferred Units as provided in this Section, except in the case of distributions on the Series B-2 Restricted Preferred Units to the extent not paid due to a lack of funds in the Nongovernmental Account, any series or class or classes of Junior Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Units shall not be entitled to share therein.

     D. Redemption of the Series B Preferred Units. (i) The Series B Preferred Units shall not be redeemable prior to January 1, 2008. On and after January 1, 2008, the General Partner may, at its option, cause the Partnership to redeem the Series B Preferred Units for cash or Class A Units, as described below, in whole or in part, as set forth herein, subject to the provisions described below (the "Redemption Date"), provided, however, the Partnership may redeem Series B Preferred Units only in one or more groups of two Series B-1 Convertible Preferred Units and one Series B-2 Restricted Preferred Unit to the extent it redeems any Series B Preferred Units.

     (ii) Upon redemption of Series B Preferred Units by the General Partner on the Redemption Date, each Series B-1 Convertible Preferred Unit so redeemed shall be converted into a number of Class A Units equal to the aggregate Liquidation Preference of the Series B-1 Convertible Preferred Units being redeemed divided by the Conversion Price as of the opening of business on the Redemption Date and each Series B-2 Restricted Preferred Unit shall be redeemed for $50.00 in cash which shall be paid only from the Nongovernmental Account.

     Upon any redemption of Series B Preferred Units, the Partnership shall pay any accrued and unpaid distributions thereon in arrears for any Distribution Period ending on or prior to the Redemption Date, except to the extent that such distributions or amounts distributable on the Series B-2 Restricted Preferred Units may not be payable due to a lack of funds in the Nongovernmental Account. If the Redemption Date falls after the record date for a Distribution Payment Date and before the related Distribution Payment Date, the holder of the Series B Preferred Units to which such redemption applies shall be entitled to such distributions notwithstanding the redemption of such Series B Preferred Units, except to the extent that such distributions or amounts distributable on the Series B-2 Restricted Preferred Units may not be payable due to a lack of funds in the Nongovernmental Account. Except as provided above, the Partnership shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series B Preferred Units called for redemption or on the Class A Units issued upon such redemption. To the extent certain distributions were not able to be made on the Series B-2 Restricted Preferred Units due to a deficiency in the Nongovernmental Account, such distributions will be made to the extent funds become available in the Nongovernmental Account.

     (iii) If full cumulative distributions on the Series B Preferred Units and any other series or class or classes of Parity Units of the Partnership have not been paid or declared and set apart for payment, except to the extent that such distributions or amounts distributable on the Series B-2 Restricted Preferred Units may not be payable due to a lack of funds in the Nongovernmental Account, the Series B Preferred Units may not be redeemed in part and the Partnership may not purchase, redeem or otherwise acquire Series B Preferred Units.

     As promptly as practicable after the surrender of the certificates for any such Series B Preferred Units so redeemed, such Series B Preferred Units shall be exchanged for certificates of Class A Units and/or any cash (without interest thereon), as provided herein, for which such Series B Preferred Units have been redeemed. If fewer than all the Series B Preferred Units represented by any certificate are redeemed, then new certificates representing the unredeemed Series B Preferred Units shall be issued without cost to the holders thereof.

     (iv) No fractional Partnership Unit shall be issued upon redemption of a Series B-1 Convertible Preferred Unit. Instead of any fractional interest in a Class A Unit that would otherwise be deliverable upon the redemption of a Series B-1 Convertible Preferred Unit, the Partnership shall pay to the holders of the Series B-1 Convertible Preferred Units an amount in cash (computed to the nearest cent) based upon the Current Market Price of Common Shares of the General Partner on the Trading Day immediately preceding the Redemption Date.

     (v) The Partnership covenants that any Class A Unit issued upon redemption of the Series B-1 Convertible Preferred Units shall be validly issued, fully paid and non-assessable.

     E. Conversion.

     The holders of Series B-1 Convertible Preferred Units shall have the right to convert all or a portion of such Series B Preferred Units into Class A Units, converted as follows:

     (i) Subject to and upon compliance with the provisions of this Section E, the holders of Series B-1 Convertible Preferred Units shall have the right, at their option, at any time and from time to time, to convert all or any portion of the Series B Preferred Units into the number of fully paid and non-assessable Class A Units obtained by dividing the aggregate Liquidation Preference of the Series B Preferred Units by the Conversion Price (as in effect at the time and on the date provided for in the last paragraph of paragraph (ii) of this Section E) by surrendering Series B Preferred Units to the Partnership to be converted as described herein, such surrender to be made in the manner provided in paragraph (ii) of this Section E; provided, however, that so long as, and to the extent that, Series B-2 Restricted Preferred Units are outstanding, the right to convert Series B Preferred Units described herein may only be exercised by a holder of Series B-1 Convertible Preferred Units and if (x) such holder simultaneously converts the Series B Preferred Units in groups of two Series B-1 Convertible Preferred Units and one Series B-2 Restricted Preferred Unit and (y) such holder of Series B-1 Convertible Units is also a holder of Series B-2 Restricted Preferred Units on the date hereof or acquires the applicable Series B-2 Restricted Preferred Units from the holder thereof at a purchase price of $50.00 (and no more) per Unit in cash or by delivery of a recourse unsecured promissory note or similar debt instrument (provided such promissory note or similar debt instrument does not bear interest in excess of 8% per annum), and provided further that the right to convert Series B-1 Convertible Preferred Units called for redemption pursuant to Section D hereof shall terminate at the close of business on the Redemption Date fixed for such redemption, unless the Partnership shall default in making payment of the Class A Units and any cash payable in lieu of fractional Partnership Units upon such redemption under Section D hereof.

     (ii) In order to exercise the conversion right, the holder of each group of Series B Preferred Units to be converted shall surrender the certificate representing such Series B-1 Convertible Preferred Units along with the certificate representing the appropriate number of Series B-2 Restricted Preferred Units to the Partnership.

     The holders of Series B Preferred Units shall be entitled to receive the distribution payable on such Series B Preferred Units on a Distribution Payment Date notwithstanding the conversion thereof following the record date for such Distribution Payment Date and prior to such Distribution Payment Date. However, Series B Preferred Units surrendered for conversion during the period between the close of business on the record date of any Distribution Payment Date and the opening of business on the corresponding Distribution Payment Date must be accompanied by payment of an amount equal to the distribution payable on such Series B Preferred Units on such Distribution Payment Date, to the extent such distribution amount has been received, or when such amount is thereafter received, by the holder of the Series B Preferred Units, except to the extent such distribution was in respect of accrued and unpaid distributions on the Series B-2 Restricted Preferred Unit due to an earlier deficiency in the Nongovernmental Account. Except as provided above, the Partnership shall make no payment or allowance for unpaid distributions, whether or not in arrears, on converted Series B Preferred Units or for distributions on the Class A Units issued upon such conversion, except to the extent certain distributions were not able to be made on the Series B-2 Restricted Preferred Units solely due to a shortfall of funds in the Nongovernmental Account.

     As promptly as practicable after the surrender of certificates for Series B Preferred Units as aforesaid, the General Partner shall receive a certificate or certificates for the number of full Class A Units issuable upon the conversion of Series B Preferred Units surrendered in accordance with the provisions of this Section E, and any fractional interest in respect of a Class A Unit arising upon such conversion shall be settled as provided in paragraph
(iii) of this Section E.

     Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series B Preferred Units shall have been surrendered (and if applicable, payment of an amount equal to the distribution payable on such Series B Preferred Units) and received by the Partnership as aforesaid, and the General Partner shall be deemed to have become the holder or holders of record of the Class A Units represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date unless the stock transfer books of the Partnership shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such partnership transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such Series B Preferred Units shall have been surrendered and received by the General Partner.

     (iii) No fractional Partnership Unit shall be issued upon conversion of the Series B Preferred Units. Instead of any fractional interest in a Class A Unit that would otherwise be deliverable upon the conversion of a Series B Preferred Unit, the Partnerships shall pay to the holder of such Series B Preferred Unit an amount in cash based upon the Current Market Price of Common Shares of the General Partner on the Trading Day immediately preceding the date of conversion.

     (iv) Prior to effecting a conversion of Series B Preferred Units, the Partnership shall have received from the holders of such Series B Preferred Units a written certification that such conversion does not violate the provisions of 18 U.S.C. Sections 431-433, 41 U.S.C. Section 22 or any similar statute and that no Class A Units received upon conversion shall be held for the benefit of or distributed to a person subject to the provisions of 18 U.S.C. Sections 431-433, 41 U.S.C. Section 22 or any similar statute.

     (v) No transfers or conversions shall be effected if such transfer or conversion, in the opinion of counsel of the Partnership, would violate 18 U.S.C. Sections 431-433, 41 U.S.C. Section 22 or any similar statute. In addition, holders of Series B-2 Restricted Preferred Units may only transfer and assign such Units to the extent the consideration received in respect of such transfer or assignment consists of cash or a recourse unsecured promissory note or similar debt instrument (provided that such promissory note or similar debt instrument may not bear interest in excess of 8% per annum) in an amount not in excess of $50 per Unit.

     F. Ranking. (i) Any class or series of Partnership Units shall be deemed to rank:

     (a) prior to the Series B Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up of the General Partner or the Partnership, if the holders of such class or series of Preferred Units shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series B Preferred Units;

     (b) on a parity with the Series B Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up of the General Partner or the Partnership, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per Partnership Unit be different from those of the Series B Preferred Units, if the holders of such Partnership Units of such class or series and the Series B Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per Partnership Unit or liquidation preferences, without preference or priority one over the other, except to the extent that such distribution or amounts distributable on the Series B-2 Restricted Preferred Units may not be payable due to a lack of funds in the Nongovernmental Account ("Parity Unit"); and

          (c) junior to the Series B Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the General Partner or the Partnership, if such class or series of Partnership Units shall be Common Partnership Units or if the General Partner, in its capacity as the holder of Series B Preferred Units, shall be entitled to receipt of distribution or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Partnership Units of such class or series, and such class or series of Partnership Units shall not in either case rank prior to the Series B Preferred Units, except to the extent that such distributions or amounts distributable on the Series B-2 Restricted Preferred Units may not be payable due to a lack of funds in the Nongovernmental Account ("Junior Units").

          (ii) The Series A Preferred Units shall be Parity Units with respect to the Series B Preferred Units and the holders of the Series B Preferred Units and the Series A Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per Partnership Unit or liquidation preferences, without preference or priority one over the other, except in the case of distributions on the Series B-2 Restricted Preferred Units to the extent not payable due to a lack of funds in the Nongovernmental Account and except that:

          (a) For so long as the Class C Units are outstanding, the Series B Preferred Units shall not rank senior to the Class C Units as to preferential distributions or redemption or voting rights and shall receive: (i) accumulated and unpaid distributions pari passu with distributions made to the holders of Class C Units pursuant to the Subsection 5.1.B(iv) of the Agreement and (ii) other distributions pari passu with distributions made to the holders of Class C Units pursuant to Subsection 5.1.B(v) of the Agreement, except to the extent that distributions on the Series B-2 Restricted Preferred Units may not be paid due to a lack of funds in the Nongovernmental Account.

          (b) For so long as the Class D Units and Class E Units are outstanding, the Series B Preferred Units shall not rank senior to the Class D Units and Class E Units as to preferential distributions or redemption or voting rights. For so long as the Class D Units or Class E Units are outstanding (and the Class C Units are no longer outstanding), the Series B Preferred Units shall receive: (i) accumulated and unpaid distributions pari passu with distributions made to the holders of any outstanding Class D Units and Class E Units pursuant to Subsection 5.1.B(ii) of the Agreement and (ii) other distributions pari passu with distributions made to the holders of any outstanding Class D Units and Class E Units pursuant to Subsection 5.1.B(iii) of the Agreement, except to the extent that distributions on the Series B-2 Restricted Preferred Units may not be paid due to a lack of funds in the Nongovernmental Account.

          (c) When the Class C Units, Class D Units and Class E Units are no longer outstanding, the Series B Preferred Units shall receive distributions pari passu with other Partnership Units, if any, receiving distributions pursuant to Section 5.1.B(i), except to the extent that distributions on the Series B-2 Restricted Preferred Units may not be paid due to a lack of funds in the Nongovernmental Account.

          (d) Distributions made pursuant to Subsection F(ii)(a) and F(ii)(b) of this Exhibit I shall be made pro rata with other distributions made to other Partnership Units as to which they rank pari passu based on the ratio of the amounts to be paid the Series B Preferred Units and such other Partnership

Units, as applicable, to the total amounts to be paid the Series B Preferred Units and such other Partnership Units taken together on the Partnership Record Date, except in the case of distributions on the Series B-2 Restricted Preferred Units to the extent such distribution may not be paid due to a lack of funds in the Nongovernmental Account.

     (iii) For purposes of allocations of items made pursuant to Article VI of the Agreement:

     (a) As long as Class C Units are outstanding, the Series B Preferred Units shall be allocated items pari passu with the Class C Units (and shall share in those allocations in a pro rata manner based on the distributions and allocations of items, as applicable, made to such Partnership Units, as applicable); references to Class C Units in Article VI of the Agreement shall be deemed to also refer to Series B Preferred Units except that references to distributions made to the Class C Units shall be deemed to refer to distributions made to the Series B Preferred Units in a pro rata manner with such distributions made to the Class C Units.

     (b) As long as the Class D Units or Class E Units are outstanding (and the Class C Units are no longer outstanding), the Series B Preferred Units shall be allocated items pari passu with the Class D Units or Class E Units (and shall share in those allocations in a pro rata manner based on the distributions and allocations of items, as applicable, made to such Partnership Units, as applicable); references to Class D Units or Class E Units in Article VI of the Agreement shall be deemed to also refer to Series B Preferred Units except that references to distributions made to the Class D Units or Class E Units shall be deemed to refer to distributions made to the Series B Preferred Units in a pro rata manner with such distributions made to the Class D Units or Class E Units.

     (c) When the Class C Units, Class D Units and Class E Units are no longer outstanding, the Series B Preferred Units shall be allocated items pari passu with the Preference Units (and shall share in those allocations in a pro rata manner based on the distributions and allocations of items, as applicable, made to such Partnership Units, as applicable); references to Preference Units in
Article VI of the Agreement shall be deemed to also refer to Series B Preferred Units except that references to distributions made to Preference Units shall be deemed to refer to distributions made to the Series B Preferred Units in a pro rata manner with such distributions, if any, made to the Preference Units.

     G. Voting. Except as required by law, the holders of the Series B Preferred Units shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of the Partners. When entitled to vote, the Series B Preferred Units shall vote together as a class.

     H. Restrictions on Ownership and Transfer. Transfers of Series B Preferred Units shall be governed by Article XI of the Agreement. The Series B Preferred Units shall be owned and held by Washington Design Center, L.L.C. and Merchandise Mart Owners, L.L.C. as provided below:

                                    Series B-1 Convertible      Series B-2 Restricted
                                       Preferred Units             Preferred Units
                                    ----------------------      ---------------------
Washington Design Center, L.L.C.            200,000                     100,000
Merchandise Mart Owners, L.L.C.             699,566                     349,783

     I. Conflicts with Federal Law. Notwithstanding anything to the contrary contained in this Exhibit I, if the Partnership reasonably believes, based on an opinion of counsel, that there is a material risk that the ownership of the Series B Preferred Units will result in a violation of 18 U.S.C. Sections 431-433, 41 U.S.C. Section 22 or any similar statute or any regulations thereunder then the Partnership shall have the right to suspend distributions on the Series B Preferred Units and take any other actions it deems reasonably required to remedy such violation. In the case of such a suspension of distributions on the Series B Preferred Units, (i) each holder of Series B-2 Restricted Preferred Units shall have a right at its election to be redeemed for $50 per Unit in cash, plus accrued and unpaid distributions thereon, and (ii) each holder of Series B-1 Convertible Preferred Units shall have a right at its election to be redeemed for an amount of cash per Unit equal to 1.5 multiplied by (.9140 times the Current Market Price of the Common Shares on the business day immediately preceding the redemption election), less $25.00, provided, however, such redemption shall not be permitted if the Partnership reasonably believes, based on an opinion of counsel, that there is a material risk that such redemption will result in a violation of 18 U.S.C. Sections 431-433, 41 U.S.C. Section 22 or any similar statute or any regulations thereunder. The Partnership shall only be required to redeem any Series B Preferred Units from any one or more holders of Series B Preferred Units under this paragraph to the extent that it may do so in one or more groups of two Series B-1 Convertible Preferred Units and one Series B-2 Restricted Preferred Unit.